Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY

[***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

EXCLUSIVE START-UP LICENSE AGREEMENT

BETWEEN

NEOLEUKIN THERAPEUTICS, INC.

AND

UNIVERSITY OF WASHINGTON

FOR

(I) DE NOVO DESIGN OF CYTOKINE MIMICS,

(II) [***] NEOLEUKIN-2/15 VARIANTS FOR [***] AND TARGETED IL-2 RECEPTOR BINDING,

and

(III) DE NOVO IL-2 ANTAGONIST

UW COMOTION AGREEMENT 44544A

BACKGROUND	1

1. DEFINITIONS	1

2. LICENSE GRANT	5

3. RIGHTS OF UNIVERSITY; LIMITATIONS	8

4. APPLICATIONS AND PATENTS.	8

5. COMMERCIALIZATION	9

6. PAYMENTS, REIMBURSEMENTS, REPORTS, AND RECORDS.	10

7. INFRINGEMENT	12

8. LICENSED RIGHTS VALIDITY	13

9. TERMINATION	14

10. RELEASE, INDEMNIFICATION, AND INSURANCE.	16

11. WARRANTIES	17

12. DAMAGES	18

13. GENERAL PROVISIONS	19

EXHIBIT A	25

EXHIBIT B	31

EXHIBIT C	32

CONFIDENTIAL

EXCLUSIVE START-UP LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”), effective as of the date of last signature (the “Effective Date”), is made and entered into between the University of Washington, a public institution of higher education and an agency of the state of Washington, (“University”), and Neoleukin Therapeutics, Inc., a corporation organized under the laws of the state of Delaware (“Company”).

BACKGROUND

A.    Certain innovations relating to the de novo design of cytokine mimics (University reference number 48337; Stanford University reference S18-238) were collaboratively made in (i) the University laboratory of Dr. David Baker (“Principal Investigator”), a University faculty member in the Department of Biochemistry and an employee of the Howard Hughes Medical Institute (“HHMI”), and (ii) in the Stanford University laboratory of Dr. Chris Garcia, a Stanford University faculty member in the Department of Molecular and Cellular Physiology (at Stanford University) and an employee of HHMI. In addition, certain innovations relating to [***] neoleukin-2/15 variants for [***] and targeted IL-2 receptor binding (University reference number 48351) and de novo IL-2 antagonist (University reference number 48465) were made in the University laboratory of Dr. David Baker.

B.    HHMI assigned its rights in such innovations (such rights via Dr. Baker) to University and its rights in such innovations (such rights via Dr. Garcia) to Stanford University, each assignment subject to the HHMI License (as defined herein). University and Stanford University thus co-own certain intellectual property rights in such innovations (University reference number 48337; Stanford University reference S18-238) , as listed in Exhibit A “Start-Up License Schedule” to this Agreement. University and Stanford University have executed an interinstitutional agreement (“IIA”), dated August 14, 2018, that authorizes University to assume sole responsibility for both the patent prosecution and licensing of co-owned patent applications. University has shared a copy of the IIA with Company under the confidentiality terms of the Option (as defined in Section 13.21). In addition, University solely owns certain intellectual property rights in innovations made in the course of University research relating to [***] neoleukin-2/15 variants for [***] and targeted IL-2 receptor binding (University reference number 48351) and de novo IL-2 antagonist (University reference number 48465), as listed in Exhibit A “Start-Up License Schedule” to this Agreement. Thus, University has the right to license to others certain rights to use and practice such intellectual property. University is willing to grant those rights so that such innovations may be developed for use in the public interest.

C.    Company desires that University grant it an exclusive license under such intellectual property rights, and University is willing to grant such a license, on the terms set forth in this Agreement.

AGREEMENT

The Parties agree as follows:

1.    DEFINITIONS

“Acquisition” means (a) the sale by Company of all, or substantially all of, its assets in a transaction to a Third Party at arm’s length, (b) the sale, transfer, or exchange by the shareholders, partners, or equity owners of Company of a majority interest in Company’s outstanding stock in an arm’s length transaction to a Third Party, or (c) the merger of Company with a Third Party at arm’s length; provided, however, that in no event will any bona fide equity financing for the primary purpose of raising capital for corporate purposes be considered an Acquisition under this Agreement.

Neoleukin Therapeutics, Inc. / University of Washington Exclusive License Agreement UW CoMotion Ref. 44544A	Page 1 of 38

CONFIDENTIAL

“Acquisition Consideration” means all consideration received by Company for the first Acquisition to occur after the Effective Date (but does not include any consideration received for any subsequent Acquisition).

“Combination Product” means a product or service sold in a form containing a Licensed Product and at least one other product, service, component, or ingredient which could be sold separate and apart from the Licensed Product and which is not required for the function of the Licensed Product (each, a “Combination Product”). For clarity, the combination of a Licensed Product and the other product, service, component or ingredient may have an additive, synergistic or enhanced effect or response (i.e. above and beyond that of each individual component, but not required for function however) and that additive, synergistic or enhanced effect or response will not be considered “required for the function” in the foregoing, such that the product or service will still be a Combination Product.

“Confidential Information” means any information or materials of a Party not generally known to the public, including any information comprised of those materials and Company’s business plans or reports. Confidential Information does not include any information that: (a) is, or becomes, part of the public domain through no fault of receiving Party; (b) is known to receiving Party prior to the disclosure by the disclosing Party, as evidenced by documentation; (c) is publicly released as authorized under this Agreement by University, its employees or agents; (d) is subsequently obtained by a Party from a Third Party who is authorized to have such information; or (e) is independently developed by a Party without reliance on any portion of the Confidential Information received from the disclosing Party and without any breach of this Agreement as evidenced by documentation.

“Distributor” means a distributor, reseller or OEM to which Company or any of its Sublicensees (each a “Licensed Party”) sells a Licensed Product for resale of Licensed Product by the Distributor, and where Distributor has no other rights with respect to the Licensed Rights other than to resell or otherwise distribute Licensed Products (including but not limited to integrated or bundled with other products or services), and for which resale or distribution Company and Sublicensees receive no further consideration (including but not limited to royalties and/or commissions) beyond the price for the initial sale of Licensed Product to the Distributor.

“Event of Force Majeure” means an unforeseeable act that prevents or delays a Party from performing one or more of its duties under this Agreement and that is outside of the reasonable control of the affected Party. An Event of Force Majeure includes acts of war or of nature, insurrection and riot, and labor strikes. An Event of Force Majeure does not include a Party’s inability to obtain a Third Party’s consent to any act or omission, unless the inability was caused by a separate Event of Force Majeure.

“Fair Market Value” means the average price at which the stock in question is publicly trading for twenty (20) days prior to the announcement of its purchase by the Sublicensee(s), or, if the stock is not publicly traded, the value of such stock as determined in good faith by the board of directors of Company or Sublicensee.

Neoleukin Therapeutics, Inc. / University of Washington Exclusive License Agreement UW CoMotion Ref. 44544A	Page 2 of 38

CONFIDENTIAL

“Field of Use” means all fields of use.

“Fully-Diluted Shares” means the total number of Shares issued and outstanding or reserved for issuance, in each case assuming the exercise or conversion of all securities convertible into Shares.

“Licensed Know-How” means University knowledge or intangible work that: (a) was developed in the laboratory of Principal Investigator, (b) exists as of the Effective Date, (c) is relevant to utilizing any of the Licensed Patents, (d) is unpublished or otherwise not publicly disclosed, (e) is not subject to patent or copyright protection, and (f) is not covered by Third Party rights that would prevent delivery to Company.

“Licensed Patents” means (a) the patents and patent applications listed in Exhibit A1.1 (Licensed Patents), (b) all patent cooperation treaty (PCT), divisions, continuations, and claims in continuations-in-part that are entitled to claim priority to, or that share a common priority claim with, and are directed to subject matter specifically described in any item listed on Exhibit A1.1 “Licensed Patents”; (c) any patents that issue from patent applications in clauses (a) and (b), (d) extensions, renewals, substitutes, re-examinations and re-issues of any of the items in (a) or (b) or (c); and (e) foreign counterparts of any of the items in (a), (b), (c) or (d) wherever and whenever filed.

“Licensed Product” means any method, process, composition, product, service, or component part thereof that (a) would, but for the granting of the rights set forth in this Agreement, infringe a Valid Claim contained in the Licensed Patents and/or (b) uses or incorporates the Licensed Know-How.

“Licensed Rights” means all rights granted to Company under Article 2 “License Grant” of this Agreement.

“Net Sales” means the gross invoiced amount (or otherwise received) by Company or Sublicensee from Distributors, customers, end users and other Third Parties for sales, leases, and other dispositions of Licensed Products, less (a) all trade, quantity, and cash discounts and refunds actually allowed, including administrative fees and inventory management fees actually paid to, or on behalf of customers with respect to Licensed Products (including those granted to managed-care entities and government agencies as well as entities that manage patient drug benefits), (b) all credits and allowances actually granted due to rejections, returns, recalls, rebates, charge backs, volume discounts, billing errors, retroactive price reductions, (c) tariffs, duties and similar governmental charges, including Health Care Reform taxes and similar payments imposed by regulatory authorities or other governmental entities, (d) excise, sale and use taxes, and equivalent taxes to the extent not reimbursable, (e) freight, transport, packing, handling, and insurance charges associated with transportation, but only if separately stated on the same invoice as for the sale, lease or other disposition of the Licensed Product, and (f) an allowance for uncollectible or bad debts determined in accordance with accepted accounting principles, standards and procedures (“GAAP”) or International Financial Reporting Standards (“IFRS”) consistently applied across all products sold by Company, provided Company shall provide documentation upon University’s request that the allowance accurately represents the level of uncollectible or bad debt. On sales of Licensed Products by made in other than an arm’s length transaction, the value of the Net Sales attributed to such transaction will be equal to the Net Sales that which would have been received in an arm’s length transaction, based on sales of like quantity and quality of Licensed Products sold on or about the time of the transaction. Net Sales does not include sale, lease, disposition or other transfer of Licensed Products among or between Company, Subsidiaries and Sublicensees for the purpose of subsequent resale to a Third Party, but does include subsequent resale to such Third Party. For avoidance of doubt Net Sales are calculated on sales by Company or Sublicensee to Distributor, and not on the subsequent sale by Distributor.

Neoleukin Therapeutics, Inc. / University of Washington Exclusive License Agreement UW CoMotion Ref. 44544A	Page 3 of 38

CONFIDENTIAL

Notwithstanding the foregoing, in the event that a Licensed Product is sold as part of a Combination Product, Combination Products will be calculated by multiplying actual Net Sales of such Combination Products by the fraction A/(A+B), where “A” is the Net Sales price of the Licensed Product if sold or performed separately, and “B” is the Net Sales price of the other product, component or ingredient or service in the Combination Product if sold separately. If, on a country-by-country basis, the other product, component or ingredient or service in the Combination Product is not sold separately in said country, Net Sales for the purpose of determining running royalties of the Combination Product shall be calculated by multiplying actual Net Sales of the Combination Product by the fraction A/C where “A” is the Net Sales price of the Licensed Product, if sold separately, and “C” is the Net Sales price of the Combination Product. If, on a country-by-country basis, neither the Licensed Product, nor the other product, component or ingredient or service in the Combination Product, is sold separately in said country, Net Sales for the purpose of determining running royalties of the Combination Product shall be determined in good faith by the Parties. A Combination Product may include a Licensed Product and any separate product, component or ingredient or service developed by or in-licensed by Licensee from a third party provided it is a Combination Product as defined in this Agreement.

“Parties” means University and Company and “Party” means either University or Company.

“Patent Expenses” means all reasonable costs (including attorneys’ and application fees) incurred by University in accordance with this Agreement to apply for, prosecute and maintain Licensed Patents, including but not limited to the costs of interferences, oppositions, inter partes review and re-examinations. Patent Expenses include reimbursement for in-house costs provided they are for activities that would otherwise have been performed by outside counsel at an equal or greater expense.

“Performance Milestone” means any of the milestones described in Section A2 “Performance Milestones” of attached Exhibit A “Start-Up License Schedule”.

“Performance Milestone Date” means the date by which a Performance Milestone is to be achieved as set forth in Section A2 “Performance Milestones” of attached Exhibit A “Start-Up License Schedule”, as such date may be extended pursuant to Section 5.1 “Performance Milestones” or as otherwise agreed upon by the Parties.

“Permitted Sublicense” means any arm’s length agreement with a Third Party manufacturer or contract researcher/developer with whom a Licensed Party contracts for manufacture, research or development of Licensed Products on Licensed Party’s behalf, and where such Third Party has no other rights with respect to the Licensed Rights other than to manufacture, research or develop on behalf of Licensed Party.

“Permitted Sublicensee” means a Third Party holding a Permitted Sublicense.

“Qualified Financing” means one or more offerings of equity securities (whether common or preferred stock, options, warrants or notes convertible into common stock) issued for cash (or cash equivalents), the aggregate proceeds of which equals or exceeds the Qualified Offering Proceeds; provided that a Qualified Financing refers solely to the first offering (or offerings) in which the Company raises the Qualified Offering Proceeds.

Neoleukin Therapeutics, Inc. / University of Washington Exclusive License Agreement UW CoMotion Ref. 44544A	Page 4 of 38

CONFIDENTIAL

“Qualified Offering Proceeds” means [***] US dollars ($[***]).

“Sales Report” means a report in substantially the form set forth in Exhibit B “Royalty Report Form”.

“Shares” means shares of the Company’s common stock.

“Sublicense” means the grant by Company or a Sublicensee to a Third Party of any license, option, first right to negotiate, or other right granted under the Licensed Rights, in whole or in part. The grant of the right to resell to a Distributor and the grant of a license or other right to use a Licensed Product to an end-user, where the end user has no other rights with respect to the Licensed Rights other than to be an end user of the Licensed Product, will not be a Sublicense and will be treated under Net Sales.

“Sublicensee” means a Third Party holding a Sublicense under the Licensed Rights.

“Sublicense Consideration” means all consideration, but excluding royalties on Net Sales, received by Company from each Sublicensee for the grant of a Sublicense. For avoidance of doubt, consideration paid to Company by Sublicensees for the following shall not be deemed Sublicense Consideration: (a) documented bona fide performance of Licensed Product development work, research work, clinical studies and regulatory approvals performed (including such work, studies, and approvals done in a collaboration) by Company and for clarity such development work, research work, clinical studies and regulatory approvals may be done by Company independently from the applicable Sublicensee provided that it is being conducted for a Licensed Product, (b) for bona fide debt financing, other than conditional equity, warrants, and convertible debt, or bona fide loans made to Company by a Sublicensee, (c) investments in the Company at Fair Market Value, and/or (d) contractually required reimbursement of payment amounts otherwise due under this Agreement from Company to University for Patent Expenses pursuant to Section A3.8 “Patent Expense Payment”, and (e) to the extent a milestone under Section A3.4 “Financial Milestones” of this Agreement is met by the Sublicensee, any pass-through payment to Company that ultimately comes to University for such financial milestone payment.

“Territory” means worldwide.

“Third Party” means an individual or entity other than University and Company.

“Valid Claim” means (a) a claim in an issued, unexpired United States or granted foreign patent included in the Licensed Patents that: (i) has not been held invalid, unpatentable, or unenforceable by a decision of a court or other governmental agency of competent jurisdiction and not subject to appeal (ii) has not been admitted to be invalid or unenforceable through reissue, inter partes review, disclaimer, or otherwise, (iii) has not been lost through an interference, reexamination, or reissue proceeding; or (b) a pending claim of a pending patent application included in the Licensed Patents.

2.    LICENSE GRANT. Subject to the terms and conditions of this Agreement:

Neoleukin Therapeutics, Inc. / University of Washington Exclusive License Agreement UW CoMotion Ref. 44544A	Page 5 of 38

CONFIDENTIAL

2.1.    Patent License. University hereby grants to Company an exclusive (subject only to any rights of the government described in Section 2.5 “The United States Government’s Rights” and to rights of University described in Article 3 “Rights of University; Limitations” and to rights of HHMI described in Section 2.7 “HHMI Research Use Rights”) license under the Licensed Patents to make, have made on Company’s behalf, use, offer to sell, sell, offer to lease or lease, import, export or otherwise offer to dispose of Licensed Products in the Territory in the Field of Use. Unless otherwise terminated under Article 9 “Termination”, the term of this patent license will begin on the Effective Date and will continue until all Valid Claims expire or are held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken.

2.2.    Know-How License. University hereby grants to Company a non-exclusive, worldwide license to use Licensed Know-How. Unless otherwise terminated under Article 9 “Termination”, the term of this license will begin on the Effective Date and will continue until all rights under Licensed Patents are terminated. Upon the expiration of this Agreement pursuant to Section 9.1 “End of Term”, but not early termination, University shall not assert (or purport to assert or grant rights to any Third Party to assert) the Licensed Know-How against Company or its successors or Sublicensees.

2.3.    Sublicense Rights. Company has the right, exercisable during the term of this Agreement, to Sublicense its exclusively Licensed Rights under this Agreement; Company may also during the term of this Agreement sublicense its rights in non-exclusively Licensed Rights, but only for the purpose of using in conjunction with exclusively Licensed Rights. Company may not grant Sublicensees the right to enforce Licensed Rights directly. Company will remain responsible for its obligations under this Agreement. Except for Permitted Sublicensees, Company will ensure that the Sublicense agreement: (a) contains terms and conditions that require Sublicensee to comply with the terms and conditions of this Agreement applicable to Sublicensees, including a release substantially similar to that provided by Company in Section 10.1 “Company’s Release”; a warranty substantially similar to that provided by Company in Section 11.1 “Authority”; University disclaimers and exclusions of warranties under Sections 11.4 and 11.5 “Disclaimer” and “Intellectual Property Disclaimers”; and limitations of remedies and damages substantially similar to those provided by Company in Sections 12.1 “Remedy Limitation” and 12.2 “Damage Cap”; (b) specifically incorporates provisions of this Agreement regarding obligations pertaining to indemnification, use of names and insurance. Each Sublicense agreement must also be subject to a written agreement that contain obligations, terms and conditions in favor of HHMI or the HHMI Indemnitees, as applicable, that are substantially similar to those undertaken by Company in favor of HHMI or the HHMI Indemnitees, as applicable, under this Agreement and intended for the protection of the HHMI Indemnitees, including, without limitation, the obligations, terms and conditions regarding indemnification, insurance and HHMI’s third party beneficiary status. Company will provide University with a copy of the executed Sublicense, excluding any Permitted Sublicense agreement, within thirty (30) days after its execution. Company will not enter into any Sublicense agreement if the terms of such agreement are inconsistent in any material respect with the material terms of this Agreement. Any Sublicense made in violation of this Section 2.3 “Sublicense Rights” will be void and will constitute an event of default that requires remedy under Section 9.2 “Termination by University”.

2.4.    Limitation of Rights. No provision of this Agreement grants to Company, by implication, estoppel or otherwise, any rights other than the rights expressly granted it in this Agreement under the Licensed Rights, including any license rights under any other University-owned or Stanford University-owned technology, copyright, know-how, patent applications, or patents, or any ownership rights in the Licensed Rights.

Neoleukin Therapeutics, Inc. / University of Washington Exclusive License Agreement UW CoMotion Ref. 44544A	Page 6 of 38

CONFIDENTIAL

2.5    The United States Government’s Rights. Inventions covered in the Licensed Patents arose, in whole or in part, from federally supported research and the federal government of the United States of America has certain rights in and to such inventions as those rights are described in Chapter 18, Title 35 of the United States Code and accompanying regulations, including Part 401, Chapter 37 of the Code of Federal Regulation. The Parties’ rights and obligations under this Agreement to any government-funded inventions, including the grant of license set forth in Section 2.1 “Patent License”, are subject to the applicable terms of the aforementioned United States laws. The U.S. Government is entitled, as a right, under these Chapters: (a) to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on the behalf of the U.S. Government any of the federally funded inventions throughout the world and (b) to exercise march in rights on the federally funded inventions. Company further agrees that, to the extent required by Title 35 Section 204 of the United States Code, it will substantially manufacture in the United States of America all products embodying or produced through the use of any such federally funded invention.

2.6    Rights to Wholly Owned Subsidiaries of Company. Company may extend rights granted to Company under this Agreement to wholly owned subsidiaries (“Subsidiaries”) of Company, provided that (a) Company is responsible for all acts of such Subsidiaries as if they were acts of the Company, (b) such Subsidiary is bound to perform all obligations to University and HHMI of this Agreement other than making payments pursuant to Article 6 “Payments, Reimbursements, Reports, and Records”, as if such Subsidiary were Company, and (c) Company reports to University pursuant to Section 13.10 “Notices” that such Subsidiary will be exercising rights under this Agreement prior to such Subsidiary exercising any such rights under this Agreement. For avoidance of doubt, Company may perform any obligation of Subsidiary on Subsidiary’s behalf.

2.7    HHMI Research Use Rights. Company acknowledges that it has been informed that the Licensed Patents and Licensed Know-How were were developed, at least in part, by employees of HHMI and that HHMI has a fully paid-up, non-exclusive, irrevocable, worldwide license to exercise any intellectual property rights with respect to the Licensed Patents and Licensed Know-How for research purposes, ,with the right to sublicense to non-profit and governmental entities, but with no other right to assign or sublicense (the “HHMI License”). This license is explicitly made subject to the HHMI License.

2.8    IIA. University represents and warrants that, to the best of UW CoMotion’s knowledge, under the IIA it has obtained all necessary rights from Stanford with respect to the Licensed Patents sufficient to grant the licenses and rights granted under this Agreement. During the term of this Agreement, University shall not (i) amend or modify the IIA which would restrict or narrow the scope of Company’s rights granted hereunder, or which would impose additional obligations upon Company hereunder, (ii) waive any of University’s rights under the IIA which would restrict or narrow the scope of Company’s rights granted hereunder, or which would impose additional obligations upon Company hereunder, or (iii) terminate the IIA in a way that would impact this Agreement; in each case without the prior express written consent of Company.

Neoleukin Therapeutics, Inc. / University of Washington Exclusive License Agreement UW CoMotion Ref. 44544A	Page 7 of 38

CONFIDENTIAL

3.    RIGHTS OF UNIVERSITY; LIMITATIONS

3.1    University’s Rights. University reserves all rights not expressly granted to Company under this Agreement. University retains for itself, Stanford University, and other not-for-profit academic research institutions, an irrevocable, nonexclusive license to practice Licensed Rights for academic research, instructional, or any other academic or non-commercial purpose. University retains for itself an irrevocable, nonexclusive license to practice Licensed Rights for clinical purposes. Expressly included within University’s reservation of rights is to do the following in connection with academic research, instructional, or any other academic or non-commercial purposes: (a) to use the Licensed Rights in sponsored research or collaborative research with any Third Party, but not for any commercial purpose, and only to the extent that no such Third Party is granted any commercialization rights of any kind under the Licensed Rights or to commercialize Licensed Products, (b) to grant material transfer agreements to the extent that the use of such materials is restricted to academic research, teaching and or other scholarly activities, and (c) to publish any information included in the Licensed Rights or any other information that may result from University’s or Stanford University’s research. For the avoidance of doubt, nothing in this Section 3.1 or elsewhere in this Agreement is intended to or shall be construed to alter, restrict, or limit the HHMI License.

3.2    Sublicensing Opportunities. If a Third Party notifies University that it wishes to license any of the exclusively licensed Licensed Rights in any field or territory in which Company is unable or unwilling to develop and market a Licensed Product, University will notify Company of such Third Party’s wish to obtain such license, and Company will have good faith discussions with such Third Party regarding the terms and conditions under which such Sublicense could be obtained. Company will not be obligated to provide such sublicense where it interferes with Company’s (or its Sublicensee’s) business strategy; however, Company will not unreasonably withhold such Sublicense.

3.3    Reservation of Rights for Humanitarian Purposes. Consistent with 35 U.S.C. §200 et seq., University retains the right to require Company to grant Sublicenses to responsible applicants in the Field of Use under the Licensed Patents on terms that are reasonable under the circumstances; or, if Company fails to grant a license, to grant the license itself. The exercise of these rights by University will only be in exceptional circumstances and only if University determines (a) the action is necessary to meet health or safety needs that are not reasonably satisfied by Company; or (b) the action is necessary to meet requirements for public use specified by federal regulations, and such requirements are not reasonably satisfied by Company, and (c) the action will not have a significant negative effect on Company’s (or its Sublicensee’s) business strategy with respect to the Licensed Products. University will not require the granting of a sublicense, and will not grant the license itself, unless the responsible applicant has first negotiated in good faith with Company. Company shall be entitled to use the dispute resolution mechanisms of Section 13.4 “Escalation; Dispute Resolution”, including seeking an injunction from the court if mediation is unsuccessful, if Company wishes to dispute that University should be entitled to exercise its rights under this Section 3.3.

4.     APPLICATIONS AND PATENTS

4.1    Pre-Agreement Patent Filings. Company has reviewed the Licensed Patents and as of the Effective Date is not aware of any basis to challenge or dispute the inventorship, validity, or enforceability of any of the claims made in the Licensed Patents.

Neoleukin Therapeutics, Inc. / University of Washington Exclusive License Agreement UW CoMotion Ref. 44544A	Page 8 of 38

CONFIDENTIAL

4.2    Patent Prosecution Decisions. University and Company will consult on the preparation, filing and prosecution of the Licensed Patents (including, without limitation, on the selection of patent counsel). Patent counsel will be directed to deliver to Company all written and electronic communications to and from all patent offices and foreign counsel, and provide summaries of oral communications with patent offices. Provided Company is in compliance with Section A3.8 “Patent Expense Payment” of Exhibit A “Start-Up License Schedule”, Company’s directions regarding patent preparation, filing and prosecution will be followed unless detrimental to University’s intellectual property rights. University and Company will consult prior to deciding in which countries to pursue patent protection and provided Company is in compliance with Section A3.8 “Patent Expense Payment”, patents will be filed in all countries Company designates. University acknowledges the key role and value of the Licensed Patent portfolio to Company and the need for timely review and exchange of information between University and Company prior to Licensed Patent portfolio decisions. University will remain the client of record, and may at its own expense instruct patent counsel to take actions necessary to protect University’s intellectual property rights, if in University’s reasonable opinion, Company actions will result in a loss of rights; provided that for any such actions, if Company declines to reimburse University pursuant to Section A1.1 “Licensed Patents”, those applications and resultant patents will not be subject to this Agreement. In no event will Company file a patent application where all of the inventors are under University policy obligated to assign their rights in such patent application to University.

4.3    Assumption of Patent Prosecution and Maintenance. Provided Company is in compliance with Section A3.8 “Patent Expense Payment” of Exhibit A “Start-Up License Schedule”, University will take all commercially reasonable steps to cause patents and patent applications within the Licensed Patents to be diligently prosecuted and maintained. If Company is in compliance, and University, against Company’s instructions, decides to abandon or allow to lapse any patent application or any claim of any patent included in the Licensed Patents or not pursue patent protection for any foreign patent mutually agreed upon by the Parties under Section 4.2 “Patent Prosecution Decisions”, University will notify Company at least sixty (60) days before such decision would be effective, and Company will have the right to file, prosecute, and maintain, as applicable, such patent or patent application in University’s name at Company’s expense provided Company shall keep University informed of such activity. Company may thereafter abandon or allow to lapse any or all patents or patent applications for which it is responsible. Company will notify University of any abandoned or lapsed patents at least thirty (30) days prior to such abandonment or lapse.

5.    COMMERCIALIZATION

5.1    Performance Milestones. Company will, directly or through its Subsidiaries or Sublicensees, use its commercially reasonable efforts, consistent with sound and reasonable business practices and judgment, to commercialize the inventions claimed in the Licensed Rights and to make and sell Licensed Products as soon as practicable and to maximize sales thereof. Unless an extension is provided due to an Event of Force Majeure during the term of this Agreement, Company shall perform, or shall cause to happen or be performed, the Performance Milestones in accordance with the Performance Milestone Dates. Upon the occurrence of an Event of Force Majeure, the Performance Milestones and Performance Milestone Dates shall be equitably adjusted to accommodate the Event of Force Majeure.

Neoleukin Therapeutics, Inc. / University of Washington Exclusive License Agreement UW CoMotion Ref. 44544A	Page 9 of 38

CONFIDENTIAL

5.2    Renegotiation of Performance Milestones. If Company determines that it will be unable to achieve a Performance Milestone, Company will so notify University in advance of the Performance Milestone Date, Company may request a Performance Milestone Extension (as described below) or, providing Company demonstrates it is diligently pursuing development and commercialization of at least one Licensed Product, Company may request that the Parties negotiate an appropriate new Performance Milestone and/or related Performance Milestone Date in good faith. If the Parties are unable to agree on a renegotiated Performance Milestone within sixty (60) days after commencing negotiations, University may proceed with its termination rights under Section 9.2 “Termination by University”, subject to both Company and University having the right to seek mediation under Section 13.4 “Escalation; Dispute Resolution”. In addition, if for any reason Company will be unable to achieve a Performance Milestone, then upon written notice to University and payment of [***] US dollars ($[***]), the timing for the Performance Milestone will be extended for one (1) year (“Performance Milestone Extension”) (and the timing for each subsequent Performance Milestone will likewise be extended for one (1) year. Company shall have the right to three (3) Performance Milestone Extensions by providing such notice and paying such fee. In the case that Company is unable to achieve a Performance Milestone (after any extensions provided for above) and University proceeds with its termination rights under Section 9.2 “Termination by University”, University will only have the right to terminate the particular performance category (e.g. agonist protein biologic, [***] molecular entity, or antagonist protein biologic) for such failed Performance Milestone, with such termination effectively removing such performance category from the Field of Use, and the Agreement would continue with respect to the other performance categories.

5.3    Commercialization Reports. Throughout the term of this Agreement and during the Sell-Off Period, and within [***] of December 31st of each year, Company will deliver to University written reports of Company’s and Sublicensees’ efforts and plans to develop and commercialize the innovations covered by the Licensed Rights and to make and sell Licensed Products. Company will have no obligation to prepare commercialization reports in years where (a) Company delivers to University a written Sales Report with active sales, and (b) Company has fulfilled all Performance Milestones. In relation to each of the Performance Milestones each commercialization report will include sufficient information to demonstrate compliance of those Performance Milestones and will set out timeframes and plans for those Performance Milestones which have not yet been met.

5.4    Company Information. Once per year, until University no longer has Shares in Company, Company shall provide a current capitalization chart to indicate the number of Shares University owns in Company, and total number of Shares and Fully Diluted Shares. Throughout the term of this Agreement, Company shall provide the names of, and sufficient contact information to identify, any Permitted Sublicensees within [***] of University’s written request. Upon University’s inquiry, Company will provide information on funding rounds to date (type, date, and amount) and number of employees. All information provided under this Section shall be Company’s Confidential Information.

6.    PAYMENTS, REIMBURSEMENTS, REPORTS, AND RECORDS

6.1    Payments. Company will deliver to University the payments specified in Section A3 “Payments” of attached Exhibit A “Start-Up License Schedule”. Company will make such payments by check, wire transfer, or any other mutually agreed-upon and generally accepted method of payment. Payments are non-refundable. All checks to University will be made payable to “University of Washington” and will be mailed to the address specified in Section 13.10 “Notices” and will reference the University agreement number [***].

All wire or electronic fund transfers must be confirmed via email referencing the above agreement number to: [***]

Wire transfers:	Electronic Fund Transfer (ACH):

[***]	[***]

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6.2    Currency and Checks. All computations and payments made under this Agreement will be in United States dollars. The exchange rate for the currency into dollars as reported in The Wall Street Journal as the New York foreign exchange mid-range rate on the last business day of the month in which the transaction was entered into will be used for determining the dollar value of transactions conducted in non-United States dollar currencies.

6.3    Late Payments. University may charge Company a late fee for all amounts owed to University that are more than thirty (30) days overdue. The late fee will be computed as the United States prime rate plus two percent (2%), compounded monthly, as set forth by The Wall Street Journal (Western edition) on the date on which the payment is due, of the outstanding, unpaid balance. The payment of a late fee will not foreclose or limit University from exercising any other rights it may have as a consequence of the lateness of any payment.

6.4    Sales Reports. Within [***] after the last day of each calendar quarter commencing the calendar quarter after the Company effects its first commercial sale of a Licensed Product and during the term of this Agreement and the Sell-Off Period, Company will deliver to University the Sales Report setting forth the number of and Net Sales amount (expressed in U. S. dollars) of all sales, leases, or other dispositions of Licensed Products, whether made by Company or a Sublicensee, during such calendar quarter. Included in each sales report will be the name of each Distributor, and the number and type of Licensed Product sold, leased, or otherwise provided to such Distributor. Company will deliver a written Sales Report to University even if Company is not required hereunder to pay to University a royalty payment during the calendar quarter. Company shall provide the names of Permitted Sublicensees within [***] at University’s request.

6.5    Books and Records. Throughout the term of this Agreement and for [***] thereafter, Company, at its expense, will keep and maintain and shall cause each Sublicensee other than Permitted Sublicensees to keep and maintain complete and accurate records of all sales, leases, and other dispositions of Licensed Products and all other records related to this Agreement.

6.5.1    Audit Rights. Company will permit at the request of University (not to be made more than once in any given calendar year), one or more independent, certified accountants selected by University and reasonably acceptable to Company (which acceptance shall not be unreasonably withheld or delayed) (“Accountants”) to have access to Company’s records and books of account pertaining to calculation of Net Sales and payment of any other amounts owed under this Agreement. Accountants’ access will be during ordinary working hours to audit Company’s records for any payment period ending prior to such request, the correctness of any Sales Report or payment made under this Agreement, or to obtain information as to the payments due for any period in the case of failure of Company to report or make payment under the terms of this Agreement or to verify Company’s compliance with its payment obligations hereunder. Accountants will sign Company’s standard non-disclosure agreement provided it is reasonable to the industry in which Company operates. Company shall cause each Sublicensee, other than Permitted Sublicensees, that manufactures, sells, leases, or otherwise disposes of Licensed Products on behalf of Company to grant University the right to inspect and audit Sublicensee’s records.

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6.5.2    Scope of Disclosure. Accountants will not disclose to University any information relating to the business of Company except that which is necessary to inform University of: (a) the accuracy or inaccuracy of Company’s Sales Reports and payments; (b) compliance or noncompliance by Company with the terms and conditions of this Agreement; or (c) the extent of any inaccuracy or noncompliance. A copy of the Accountants’ report will be provided to Company. All information disclosed by the accountants to University shall be Company’s Confidential Information.

6.5.3    Accountant Copies. If Accountants believe there is an inaccuracy in any of Company’s payments or noncompliance by Company with any terms and conditions, Accountants will have the right to make and retain copies (including photocopies) of any pertinent portions of the records and books of account.

6.5.4    Costs of Audit. If Company’s payments calculated for any calendar quarter are under-reported by more than [***] percent ([***]%), the costs of any audit and review initiated by University will be borne by Company; otherwise, University shall bear the costs of any audit initiated by University.

7.    INFRINGEMENT

7.1    Notice of Third Party’s Infringement. If a Party learns of substantial, credible evidence that a Third Party is infringing exclusively Licensed Rights, that Party will promptly deliver written notice of the possible infringement to the other Party, describing in detail all relevant information to which that Party has access or control suggesting infringement of the exclusively Licensed Rights.

7.2    Company’s Right to Enforce. During the term of this Agreement, Company has the first right to respond to, defend, and prosecute in its own name, and at its own expense, actions or suits relating to the exclusive Licensed Rights. University may request in writing that Company take action against known infringer. If required by law or otherwise legally necessary for such action to proceed, Company may request that University be joined as a party plaintiff and University will consider such request in good faith, such request not to be unreasonably denied, provided that (a) Company must notify University at least ten (10) days before Company wishes to file suit, and (b) Company will reimburse University for all reasonable legal fees and costs incurred by University in connection with such action. As examples of why University may reasonably deny the request to be joined as a party plaintiff: (i) Company is no longer developing or commercializing a Licensed Product, or (ii) there is not credible evidence of actual infringement. Company will not settle any suits or actions in any manner relating to the Licensed Rights that is detrimental to the University or to the scope or validity of Licensed Rights, without obtaining the prior written consent of University, which consent shall not be unreasonably withheld or delayed.

7.3    Distributions. Out of any Sublicense fees, royalties, damages, awards, or settlement proceeds from any settlement or judgment for infringement of Licensed Rights, Company is allowed to first recover its reasonable attorney’s fees and other out-of-pocket expenses directly related to any action, suit, or settlement for infringement of the Licensed Rights. Any payment by an alleged infringer that, under the terms of the applicable settlement agreement or judgment, (a) constitutes consideration for Net Sales of infringing product (or an equivalent characterization in the nature of a product royalty) will be handled according to the payment provisions in Section A3.2 “Running Royalty Payments”, and (b) constitutes consideration for the grant of a Sublicense (or an equivalent characterization) will be handled according to Section A3.6 “Sublicense Consideration”. Any remaining proceeds will be distributed [***] percent ([***]%) to Company and [***] percent ([***]%) to University.

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7.4    Limitation on Infringement Actions. Excluded from the rights granted herein is the right to bring an infringement action against a not-for-profit entity for infringement of the Licensed Rights in carrying out not-for-profit research.

7.5    University Right to Institute Action. If Company fails, within [***] of receiving of the University’s written request to take action against an alleged infringer of exclusively Licensed Rights, to secure cessation of the infringement, institute suit against the infringer, or to provide to University satisfactory evidence that Company is engaged in bona fide negotiations for the acceptance by infringer of a Sublicense to the relevant Licensed Rights, then University may, upon written notice to Company, assume full right and responsibility to secure cessation of the infringement or institute suit against the infringer, or secure acceptance of a Sublicensee by Company from the alleged infringer in the relevant Licensed Patents provided that the scope of the Sublicense would only be the extent of the infringement at the time of University’s request for Company to take action against the infringer, and further provided that Company will not be liable for any actions or inactions of the Sublicensee. If University, in accordance with the terms and conditions of this Agreement, chooses to institute suit against an alleged infringer, University may bring such suit in its own name (or, if required by law, in its and Company’s name) and at its own expense, and Company will, but at University’s expense for Company’s direct associated expenses, fully and promptly cooperate and assist University in connection with any such suit. All license fees, royalties, damages, awards, or settlement proceeds arising from such a University-initiated action will be solely for the account of University.

7.6    No Obligation to Institute Action. Neither Company nor University is obligated under this Agreement to institute or prosecute a suit against any alleged infringer of the Licensed Rights.

8.    LICENSED RIGHTS VALIDITY

8.1    Notice and Investigation of Third Party Challenges. If any Third Party challenges the validity or enforceability of any of the Licensed Rights, the Party having such information will immediately notify the other Party.

8.2    Third Party Actions. In the event of a Third Party legal action challenging the validity or enforceability of any of the exclusively Licensed Rights, Company in its sole discretion will have the right to assume and control the sole defense of the claim at Company’s expense. Company will not settle any suits or actions in any manner relating to the Licensed Rights without obtaining the prior written consent of University, which consent shall not be unreasonably withheld or delayed; provided, however, that the Parties agree that loss of University’s intellectual property rights is a reasonable reason to withhold consent. Further, if Company is not diligently protecting University’s intellectual property rights, or if Company does not elect to assume and control the sole defense of the Third Party legal action within ninety (90) days after becoming aware of challenge, University will have the right to assume the defense of the action at its own expense. University will not settle any suits or actions in any manner relating to the Licensed Rights without considering in good faith any comments from Company.

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8.3    Enforceability of Licensed Rights. Notwithstanding challenge by any Third Party, any Licensed Right will be enforceable under this Agreement until such Licensed Right is determined to be invalid.

9.    TERMINATION

9.1    End of Term. This Agreement will expire, unless terminated earlier as provided in this Article 9 “Termination”, without further action by the Parties, when all Licensed Patents have terminated pursuant to Article 2 “License Grant”, and all obligations due to University based on the exercise of such Licensed Rights have been fulfilled.

9.2    Termination by University. If Company materially breaches or fails to perform one or more of its material duties under this Agreement, University may deliver to Company a written notice of default, which notice will (a) state that it is a notice of default, (b) state that University intends to terminate this Agreement if the default is not cured in [***] days, and (c) identify the material duty or duties to which such default relates. Subject to Section 13.4 “Escalation; Dispute Resolution”, University may terminate this Agreement by delivering to Company a written notice of termination if the default has not been cured within [***] days of the delivery to Company of the notice of default; provided, however, if Company can reasonably demonstrate to University that it is proceeding diligently and in good faith to cure such default but cannot do so within such [***] day period, University will extend such cure period for another [***] day period, or such longer period approved by University.

9.3    Events of Default. University may terminate this Agreement by delivering to Company a written notice of termination at least [***] days prior to the date of termination if Company (i) permanently ceases operations; (ii) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws that Company fails to have released within [***] days after filing; (iii) proposes any dissolution, composition, or financial reorganization with creditors or if a receiver, trustee, custodian, or similar agent is appointed; (iv) makes a general assignment for the benefit of creditors; or (v) if Company challenges the validity of the Licensed Patents.

9.4    Disputing Events of Default. Notwithstanding the foregoing, if Company disputes that a default has occurred as contemplated above or that a default has not been cured, Company may use the dispute resolution mechanism outlined in Section 13.4 “Escalation; Dispute Resolution”.

9.5    Termination by Company. Company may terminate this Agreement at any time by delivering to University a written notice of termination at least [***] days prior to the effective date of termination. In addition, Company may propose to terminate certain of its Licensed Rights hereunder by delivering to University a written notice of termination at least [***] days prior to the effective date of termination of such Licensed Rights.

9.6    Effect of Termination. Upon termination of this Agreement, the Licensed Rights granted (including any and all rights granted under the Licensed Rights to Sublicensees including Permitted Sublicensees) will terminate. However, no end-user rights shall terminate as a result of termination of this Agreement. Company’s obligations that have accrued prior to the effective date of termination or expiration of this Agreement (including but not limited to the obligations under Article 6 “Payments, Reimbursements, Reports, and Records” will survive termination of this Agreement. Sublicenses will terminate unless converted into a direct license with University pursuant to Section 9.8 “Sublicenses After Termination”. Notwithstanding any such termination of this Agreement, subject to being in compliance with Article 6 “Payments, Reimbursements, Reports, and Records” of this Agreement at the time of termination, and subject to ongoing compliance with obligations under Article 6 “Payments, Reimbursements, Reports, and Records”, Company and any Sublicensees and Distributors may sell or otherwise dispose of existing inventory of Licensed Products for a period of [***] after the effective date of termination of this Agreement (“Sell-Off Period”). Company will provide notification if Company, or any Sublicensees or Distributors, will be exercising their rights to continue selling inventory pursuant to the Sell-Off Period. Company, Sublicensees, and Distributors will destroy any existing Licensed Know-How in their possession, and provide written notification of said destruction to University within [***] of either the effective date of termination or the end of the Sell-Off Period if University has been notified pursuant to the preceding sentence.

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9.7    Final Report to University. Within [***] after the end of the calendar quarter following either the expiration or termination of either this Agreement or the Sell-Off Period, whichever is later, Company will submit a final Sales Report to University. Any payment obligations accrued prior to such termination or expiration, including those incurred but not yet paid, will become due and payable at the same time as this final Sales Report is due to University.

9.8    Sublicenses After Termination. At any time within [***] following termination of this Agreement, a Sublicensee may notify University that it wishes to enter into a direct license with University in order to retain its rights to the Licensed Rights granted to it under its Sublicense (such [***] following termination, the “Initial Notice Period”). Following receipt of such notice, University and Sublicensee will enter into a license agreement the terms of which will be substantially similar to the terms of this Agreement. The scope of the direct license, the licensed territory, and the duration of the license grant will be comparable to the corresponding terms granted by Company to such Sublicensee, provided that such Sublicensee will be granted at least the same scope of rights as it obtained from Company under its Sublicense. For the sake of clarity, the financial terms, including without limitation, the running royalty rate and milestone payments, will be identical to the corresponding financial terms set forth in this Agreement, provided University shall consider in good faith reducing the non-running royalty financial payments where there are multiple direct licensees or such direct licensee has a reduced scope compared with this Agreement. Notwithstanding the foregoing, each Sublicensee’s right to enter into such direct license will be conditioned upon:

9.8.1    Written Notification to University. Such Sublicensee informing University in writing, pursuant to Section 13.10 “Notices”, that it wishes to enter into such direct license with University, within the Initial Notice Period;

9.8.2    Sublicensee in Good Standing. Such Sublicensee being in good standing with Company under its Sublicense, and such Sublicense not being the subject of a dispute between Sublicensee and Company, or between Company and University under this Agreement;

9.8.3    Valid Sublicense. Such Sublicense having been validly entered into by Company and Sublicensee pursuant to the terms of Section 2.3 “Sublicense Rights”;

9.8.4    Sublicensee Certification that Conditions are Satisfied. Such Sublicensee using reasonable efforts to certify or otherwise demonstrate that the conditions set forth in Subsections 9.8.1 “Written Notification to University”, 9.8.2 “Sublicensee Good Standing”, and 9.8.3 “Valid Sublicense” have been met within thirty (30) days of expiration of the Initial Notice Period (or within such longer period of time as University agrees is reasonable under the circumstances, based on the nature and extent of any documentation reasonably requested by University); and

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9.8.5    Time Limitations. Unless mutually agreed by the Parties in writing, such negotiations for a direct license are not to exceed [***] from the end of the Initial Notice Period.

Except as set forth in Subsection 9.8.5 “Time Limitations”, University may, at its sole discretion, waive any of these requirements. If all of the conditions set forth in this Section 9.8 are met, then Sublicensee will be granted such direct license by University. If any condition set forth in this Section 9.8 is not met, then after expiration of any time period granted to Sublicensee with respect to meeting such condition (for example and to the extent applicable, the Initial Notice Period and/or the periods described in Subsections 9.8.4 “Sublicensee Certification that Conditions are Satisfied” and 9.8.5 “Time Limitations”), Sublicensee will not practice Licensed Rights except as provided for in Section 9.6 “Effect of Termination” and University will be free to license or not license Licensed Rights to such Sublicensee according to University’s sole discretion.

10.    RELEASE, INDEMNIFICATION, AND INSURANCE

10.1.    Company’s Release. Company hereby releases University, Stanford University and their regents, employees, and agents forever from any and all suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses) relating to or arising out of (a) the manufacture, use, lease, sale, or other disposition of a Licensed Product by Company, Sublicensee(s), Distributor(s), or any other party authorized by Company to practice the License Rights; or (b) the assigning or sublicensing of Company’s rights under this Agreement.

10.2.    Indemnification. Company will indemnify, defend, and hold harmless University, Stanford University, and their regents, employees, and agents (each, an “Indemnitee”) from all Third Party suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses), arising out of Company’s or Sublicensees’ exercise of any rights with respect to Licensed Products, including, without limitation, personal injury, property damage, breach of contract and warranty and products-liability claims relating to a Licensed Product and claims brought by a Sublicensee (each, a “Claim”), provided that the Company will not have obligations to the extent resulting from the University’s or Stanford University’s gross negligence or willful misconduct. In the event of a Claim, the Indemnitee against whom a Claim is brought will: (a) give Company written notice of the Claim within a reasonable period of time after such Indemnitee receives notice thereof along with sufficient information for Company to identify the Claim; and (b) cooperate and provide such assistance (including, without limitation, testimony and access to documentation within the possession or control of such Indemnitee) as Company may reasonably request in connection with Company’s defense, settlement and satisfaction of the Claim. Company will pay or reimburse all costs and expenses reasonably incurred by such Indemnitee to provide any such cooperation and assistance. Any settlement that would admit liability on the part of University or Stanford University or that would involve any relief other than the payment of monetary damages will be subject to the approval of University and/or Stanford University, such approval not to be unreasonably withheld. HHMI, and its trustees, officers, employees, and agents (collectively, “HHMI Indemnitees”), will be indemnified, defended by counsel acceptable to HHMI, and held harmless by Company from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “HHMI Claims”), based upon, arising out of, or otherwise relating to this Agreement or any Sublicense or Permitted Sublicense, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any HHMI Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee. Notwithstanding any other provision of this Agreement, Company and Sublicensee’s obligations to defend, indemnify and hold harmless the HHMI Indemnitees under this paragraph will not be subject to any limitation or exclusion of liability or damages or otherwise limited in any way.

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10.3    Company’s Insurance.

10.3.1    General Insurance Requirement. Throughout the term of this Agreement, or during such period as the Parties will agree in writing, Company will maintain full force and effect commercial general liability (CGL) insurance and product liability insurance, with single claim limits at an amount customary to Company’s business for activities and/or products of a similar nature. Such insurance policy will include coverage for claims that may be asserted by University or HHMI against Company under Section 10.2 “Indemnification”. Such insurance policy will name the Board of Regents of the University of Washington, Stanford University, and HHMI as an additional insured and will require the insurer to deliver written notice to University at the address set forth in Section 13.10 “Notices”, at least thirty (30) days prior to the termination of the policy. Company will deliver to University a copy of the certificate of insurance for such policy.

10.3.2    Clinical Trial Liability Insurance. Within thirty (30) days prior to the initiation of human clinical trials with respect to Licensed Product(s), Company will provide to University certificates evidencing the existence and amount of clinical trials liability insurance. Company will issue irrevocable instructions to its insurance agent and to the issuing insurance company to notify University of any discontinuance or lapse of such insurance not less than thirty (30) days prior to the time that any such discontinuance is due to become effective. Company will provide University a copy of such instructions upon their transmittal to the insurance agent and issuing insurance company. Company will further provide University, at least annually, proof of continued coverage.

11.    WARRANTIES

11.1.    Authority. Each Party represents and warrants to the other Party that it has full power and authority to execute, deliver, and perform this Agreement, and that no other proceedings by such Party are necessary to authorize the Party’s execution or delivery of this Agreement.

11.2    Documents. University represents and warrants that: all University personnel, including employees, students, consultants and contractors, who University is aware as of Effective Date have contributed to the Licensed Patents as of Effective Date have either (a) been party to a for-hire relationship with University that affords University sufficient ownership of all Licensed Patents to provide this license to Company, or (b) executed assignment documents in favor of University as prescribed by University policies or by agreement with HHMI to provide University sufficient ownership of the Licensed Patents to provide this license to Company. Furthermore, in the IIA, Stanford represents that its inventors are either (i) obligated to assign to Stanford all of the inventors’ rights in the Licensed Patents or (ii) obligated to assign his/her inventor’s rights in the Licensed Patents to HHMI, and that HHMI has or will assign its rights in such Licensed Patents to Stanford University pursuant to the collaborative arrangements between them; and that Stanford will use diligent efforts to cause its inventors to sign any additional papers as may be necessary to evidence such assignment.

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11.3     No Known Infringement. As of the Effective Date, to the best of University’s CoMotion office’s knowledge, (a) no claim has been made or is threatened charging University or Stanford University with infringement of, or claiming that the Licensed Rights infringe any Third Party rights; and (b) no proceedings have been instituted, or are pending or threatened, which challenge the University’s or Stanford University’s rights in respect to the Licensed Patents or other Licensed Rights.

11.4    Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 2.8 “IIA”, 11.1 “AUTHORITY”, 11.2 “DOCUMENTS”, AND 11.3 “NO KNOWN INFRINGEMENT” UNIVERSITY (FOR ITSELF AND ON BEHALF OF STANFORD UNIVERSITY) AND HHMI DISCLAIM AND EXCLUDE ALL WARRANTIES, EXPRESS AND IMPLIED, CONCERNING EACH LICENSED RIGHT AND EACH LICENSED PRODUCT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. University/Stanford University innovation has been developed as part of research conducted at University and Stanford University. University/Stanford University innovation is experimental in nature and is made available “AS IS,” without obligation by University or Stanford University to provide accompanying services or support except as specified in this Agreement. The entire risk as to the quality and performance of University/Stanford University innovation is with Company.

11.5    Intellectual Property Disclaimers. University (for itself and on behalf of Stanford University) expressly disclaims any warranties concerning and makes no representations: (a) that the Licensed Patent(s) will be approved or will issue; (b) concerning the validity or scope of any Licensed Right; or (c) that the practice of Licensed Rights, or the manufacture, use, sale, lease or other disposition of a Licensed Product will not infringe or violate a Third Party’s patent, copyright, or other intellectual property right.

12.    DAMAGES

12.1.    Remedy Limitation. EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, (A) IN NO EVENT WILL UNIVERSITY OR STANFORD UNIVERSITY BE LIABLE FOR PERSONAL INJURY OR PROPERTY DAMAGES ARISING IN CONNECTION WITH THE ACTIVITIES CONTEMPLATED IN THIS AGREEMENT AND (B) IN NO EVENT WILL EITHER PARTY OR STANFORD UNIVERSITY BE LIABLE FOR LOST PROFITS, LOST BUSINESS OPPORTUNITY, INVENTORY LOSS, WORK STOPPAGE, LOST DATA OR ANY OTHER RELIANCE OR EXPECTANCY, INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, OF ANY KIND.

12.2    Damage Cap. IN NO EVENT WILL UNIVERSITY’S TOTAL LIABILITY FOR THE BREACH OR NONPERFORMANCE OF THIS AGREEMENT EXCEED THE AMOUNT OF PAYMENTS PAID AND SHARES ISSUED TO UNIVERSITY UNDER ARTICLE 6 “PAYMENTS, REIMBURSEMENTS, REPORTS, AND RECORDS”. THIS LIMITATION WILL APPLY TO CONTRACT, TORT, AND ANY OTHER CLAIM OF WHATEVER NATURE.

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13.    GENERAL PROVISIONS

13.1.    Amendment and Waiver. This Agreement may be amended from time to time only by a written instrument signed by the Parties. No term or provision of this Agreement will be waived, and no breach excused, unless such waiver or consent is in writing and signed by the Party claimed to have waived or consented. No waiver of a breach will be deemed to be a waiver of a different or subsequent breach.

13.2.    Assignment. The rights and licenses granted by University in this Agreement are personal to Company and Company will not assign its interest or delegate its duties under this Agreement without the written consent of University, which consent will not to be unreasonably withheld or delayed; any such assignment or delegation made without written consent of University will not release Company from its obligations under this Agreement. Notwithstanding the foregoing, Company, without the prior approval of University, may assign all, but no less than all, of its rights and delegate all, but no less than all, of its duties under this Agreement to a Third Party provided that: (a) the assignment is made to such Third Party as a part of and in connection with an Acquisition, (b) Company obtains from such Third Party written agreement to honor all obligations under this Agreement accrued by Company before Acquisition and all obligations under this Agreement to accrue by such Third Party assignee after Acquisition, and (c) Company provides written notice to University of the Acquisition, together with a substitution of parties document or copy of the assignment confirming compliance with (b) above, no later than thirty (30) days after the close of the Acquisition. Any assignment made in violation of this Section 13.2 “Assignment” is void and will constitute an act of breach that requires remedy under Section 9.2 “Termination by University”. This Agreement will inure to the benefit of Company and University and their respective permitted assignees and trustees.

13.3.    Confidentiality.

13.3.1    Form of Transfer. Confidential Information may be conveyed in tangible or intangible form. Disclosing Party must clearly mark its Confidential Information “confidential.” If disclosing Party communicates Confidential Information in non-written form, it will reduce such communications to writing, clearly mark it “confidential,” and provide a copy to receiving Party within thirty (30) days of original communication at the address in Section 13.10 “Notices”. Any business information delivered by Company as required under this Agreement shall be deemed marked “confidential,” whether or not such confidential marking appears.

13.3.2    No Unauthorized Disclosure of Confidential Information. Beginning on the Effective Date and continuing throughout the term of this Agreement and thereafter for a period of five (5) years, receiving Party will not disclose or otherwise make known or available to any Third Party any disclosing Party Confidential Information, without the express prior written consent of disclosing Party. Notwithstanding the foregoing, receiving Party will be permitted to disclose Confidential Information of disclosing Party to (i) actual or potential investors, lenders, consultants, advisors, collaborators, Sublicensees, or development partners, which disclosure will be made under conditions of confidentiality and limited use and (ii) its attorney or agent as reasonably required and (iii) to employees and trustees of HHMI who have a need to know. In no event will receiving Party incorporate or otherwise use disclosing Party’s Confidential Information in connection with any patent application filed by or on behalf of receiving Party. Receiving Party will restrict the use of disclosing Party’s Confidential Information to uses exclusively in accordance with the terms of this Agreement. Receiving Party will use reasonable procedures to safeguard disclosing Party’s Confidential Information. In the case where Company is the receiving Party, Company’s confidentiality obligations will also apply equally to Sublicensees.

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13.3.3    Access to University Information. University is an agency of the state of Washington and is subject to the Washington Public Records Act, RCW 42.56 et seq., (“Act”), and no obligation assumed by University under this Agreement will be deemed to be inconsistent with University’s obligations as defined under the Act and as interpreted by University in its sole discretion. If University receives a request for public records under the Act for documents containing Company Confidential Information, and if University concludes that the documents are not otherwise exempt from public disclosure, University will provide Company notice of the request before releasing such documents. Such notice will be provided in a timely manner to afford Company sufficient time to review such documents and/or seek a protective order, at Company’s expense utilizing the procedures described in RCW 42.56.540. University will have no other obligation to protect Company Confidential Information from disclosure in response to a request for public records.

13.3.4    Disclosure as Required by Law. Either Party will have the right to disclose the other Party’s Confidential Information as required by law or valid court order, provided that such Party will inform the Party who owns such Confidential Information prior to such disclosure, will cooperate with the owner Party’s efforts to limit or avoid disclosure, and will limit the scope and recipient of disclosure to that required by such law or court order.

13.4.    Escalation; Dispute Resolution. If (a) Company disputes that (i) a default has occurred as contemplated in Section 9.2 “Termination by University”, or that a default has not been cured, or (ii) Company wishes to dispute termination of this Agreement resulting from a failed negotiation of a new Performance Milestone as contemplated under Section 5.2 “Renegotiation of Performance Milestones”, then Company may provide University with a written dispute notice (“Dispute Notice”) prior to expiration of the [***]-day cure period referenced in Section 9.2, stating the basis of Company’s disagreement with respect to such default or cure, or (b) if there is a dispute as provided under Sections 3.3 or 7.2, then either Party may provide the other with a Dispute Notice. If Company disputes that a default has occurred as contemplated in Section 9.3 “Events of Default”, then Company may provide University with a Dispute Notice within [***] days of University sending the notice of termination referenced in Section 9.3. Upon receipt of a Dispute Notice, University’s right to terminate this Agreement will be suspended and all rights under this Agreement will continue unaffected provided the dispute resolution process in this Section 13.4 “Escalation; Dispute Resolution” is being exercised. Any dispute will first be escalated to Company’s Chief Executive Officer or to a representative from Company’s Board of Directors, and to University’s Vice President for Innovation Strategy, representatives of which will be instructed to work in good faith to attempt to reach a mutually acceptable resolution of the dispute that would avoid termination of this Agreement. If the representatives are unable to reach such resolution of the dispute within [***] days of delivery of the Dispute Notice, an independent, neutral mediator acceptable to both Parties (acting reasonably) will be appointed. The Parties will submit their dispute to mediation according to such parameters as they may mutually agree in writing. The Parties agree to discuss their differences in good faith and to attempt in good faith, with facilitation by the mediator, to reach an amicable resolution of the dispute within [***] days after the mediator’s appointment. If the Parties are not able to agree on resolution of the dispute within such period, or within [***] days of the Dispute Notice, whichever is earlier, including agreeing on a new Performance Milestone pursuant to Section 5.2 “Renegotiation of Performance Milestones” if that is the subject of the dispute, then the dispute resolution process of this Section 13.4 “Escalation; Dispute Resolution” will be complete and either Party may pursue any other action that is legally available to it. Notwithstanding the foregoing, no dispute affecting the rights or property of HHMI shall be subject to arbitration.

Neoleukin Therapeutics, Inc. / University of Washington Exclusive License Agreement UW CoMotion Ref. 44544A	Page 20 of 38

CONFIDENTIAL

13.5    Consent and Approvals. Except as otherwise expressly provided in this Agreement, all consents or approvals required under the terms of this Agreement must be in writing and will not be unreasonably withheld or delayed.

13.6    Construction. The headings preceding and labeling the sections of this Agreement are for the purpose of identification only and will not in any event be employed or used for the purpose of construction or interpretation of any portion of this Agreement. As used herein and where necessary, the singular includes the plural and vice versa, and masculine, feminine, and neuter expressions are interchangeable, and the word “including” shall mean “including, without limitation.”

13.7    Enforceability. If a court of competent jurisdiction adjudges a provision of this Agreement unenforceable, invalid, or void, such determination will not impair the enforceability of any of the remaining provisions hereof and the provisions will remain in full force and effect.

13.8    No Third-Party Beneficiaries. Except as identified in Section 13.22 “Third Party Beneficiary” or other parts of this Agreement referencing Stanford University, no provision of this Agreement, express or implied, confers upon any person other than the Parties to this Agreement any rights, remedies, obligations, or liabilities hereunder. No Sublicensee will have a right to enforce or seek damages under this Agreement

13.9    Language. Unless otherwise expressly provided in this Agreement, all notices, reports, and other documents and instruments that a Party elects or is required by the terms of this Agreement to deliver to the other Party will be in English.

13.10    Notices. All notices, requests, and other communications that a Party is required or elects to deliver will be in writing and will be delivered personally, or by facsimile or electronic mail (provided such delivery is confirmed), or by a recognized overnight courier service or by United States mail, first-class, certified or registered, postage prepaid, return receipt requested, to the other Party at its address set forth below or to another address as a Party may designate by notice given under this Section 13.10:

If to University:	UW CoMotion Attn: [***] 4545 Roosevelt Way NE, Suite 400 Seattle, WA 98105 Facsimile No.: [***] Email: [***]

Neoleukin Therapeutics, Inc. / University of Washington Exclusive License Agreement UW CoMotion Ref. 44544A	Page 21 of 38

CONFIDENTIAL

If to Company:	Neoleukin Therapeutics, Inc. Attn: Jonathan Drachman, CEO 218 Dorffel Drive East Seattle, WA 98112 Email: [***]

13.11    Proprietary Markings. To the extent commercially feasible, Company will mark all material forms of Licensed Products or packaging pertaining thereto made and sold by Company in the United States with patent marking conforming to 35 U.S.C. §287(a), as amended from time to time. All Licensed Product(s) shipped to or sold in other countries will be marked in such a manner as to provide notice to potential infringers pursuant to the patent law and practice of the country of manufacture or sale.

13.12    Use of University’s Name and Trademarks or the Names of University Faculty, Staff, or Students. No provision of this Agreement grants Company or Sublicensee any right or license to use the name or trademarks of University or Stanford University, or the names or identities of any member of the faculty, staff, or student body of University or Stanford University. Except as provided herein, Company will not use, and will not permit a Sublicensee to use, any such trademarks, names, or identities without University’s, Stanford University’s, and, as the case may be, such member’s prior written approval. Notwithstanding the foregoing, Company may provide factual information regarding the existence of this Agreement. Company acknowledges that under HHMI policy, Company may not use the name of HHMI or of any HHMI employee (including Principal Investigator) in a manner that reasonably could constitute an endorsement of a commercial product or service; but that use for other purposes, even if commercially motivated, is permitted provided that (1) the use is limited to accurately reporting factual events or occurrences, and (2) any reference to the name of HHMI or any HHMI employees in press releases or similar materials intended for public release is approved by HHMI in advance.

13.13    Publicity. University will have the right to report in its customary publications and presentations that University and Company have entered into a license agreement for the technology covered by the Licensed Rights and University may use Company logos in such publications and presentations provided that University does not modify Company’s logos and does not through such use imply any endorsement by Company of University. The Parties will cooperate with one another to review and respond to any press release or similar communication proposed by the other Party regarding the non-confidential subject matter of this Agreement. The specific content and timing of such press releases or similar communication is subject to mutual agreement by the Parties, which will not be unreasonably withheld. Further, University and Company will issue a joint press release regarding this Agreement, subject to both Party’s, and HHMI’s, review and written approval of the specific content thereof, and such press release will include specific mention of the contributions of University personnel, in accordance with Section 13.12, and University in developing the technology in a prominent portion of the press release. Company will provide University with appropriate quotes for such press release. University may post the press release in digital and print publications as well as on University’s own website.

13.14    Relationship of Parties. In entering into, and performing their duties under, this Agreement, the Parties are acting as independent contractors and independent employers. No provision of this Agreement will create or be construed as creating a partnership, joint venture, or agency relationship between the Parties. No Party will have the authority to act for or bind the other Party in any respect.

Neoleukin Therapeutics, Inc. / University of Washington Exclusive License Agreement UW CoMotion Ref. 44544A	Page 22 of 38

CONFIDENTIAL

13.15    Relationship with Principal Investigator(s). Company acknowledges that Principal Investigator(s) is employed by HHMI and has certain pre-existing obligations to HHMI and University, including obligations with respect to disclosure and ownership of intellectual property and obligations arising from sponsored research agreements between University and Third Parties. Accordingly, Company agrees that to the extent that any consulting agreement between Company and Principal Investigator(s) is inconsistent with any of Principal Investigator(s)’s obligations to HHMI or University, including the reporting of all inventions developed while employed by HHMI (regardless of where arising) and including contractual obligations arising under any sponsored research agreements between University and Third Parties, then Principal Investigator(s)’s obligations to HHMI and University will prevail and to such extent any inconsistent provisions of such consulting agreement will be deemed inapplicable and unenforceable.

13.16    Security Interest. In no event will Company grant, or permit any person to assert or perfect, a security interest in the Licensed Rights; however, Company may grant or permit a security interest in the Company’s rights under this Agreement.

13.17    Survival. The obligations specified in Article 6 “Payments, Reimbursements, Reports, and Records” will survive termination of this Agreement with respect to obligations that accrued prior to thermination, including Net Sales during the Sell-Off Period as authorized under Seciton 9.6, and further provided that Reports will not be required for any period in which there are no Net Sales other than the final report due under Section 9.7 “Final Report to University”. The obligation specified in Section 2.2 “Know-How License” will survive the expiration of this Agreement. The obligations and rights set forth in Section 2.7 “HHMI Research Use Rights”; Articles 9 “Termination”, 10 “Release, Indemnification, and Insurance”, 11 “Warranties”, 12 “Damages”; Sections 13.3 “Confidentiality”, 13.17 “Survival”, 13.19 “Applicable Law”, Section 13.20 “Forum Selection”, Section 13.21 “Entire Agreement”, and Section 13.22 “Third-Party Beneficiary” will survive the termination or expiration of this Agreement.

13.18    Collection Costs and Attorneys’ Fees. If a Party fails to perform an obligation or otherwise breaches one or more of the terms of this Agreement, the other Party may recover from the non-performing breaching Party all its costs (including actual attorneys’ and investigative fees) to enforce the terms of this Agreement.

13.19    Applicable Law. The internal laws of the state of Washington will govern the validity, construction, and enforceability of this Agreement, without giving effect to the conflict of laws principles thereof.

13.20    Forum Selection. Any suit, claim, or other action to enforce the terms of this Agreement will be brought exclusively in the state and federal courts of King County, Washington. Company hereby submits to the jurisdiction of that court and waives any objections it may have to that court asserting jurisdiction over Company or its assets and property.

13.21    Entire Agreement. Company has evaluated the innovations and Licensed Patents under a Confidentiality Agreement (“CDA”) with University (UW reference number 43597A), dated September 14, 2018. In addition, Company and University executed an exclusive option agreement (“Option”) for certain Licensed Patents, with University reference UW reference number 43729A, dated November 29, 2018. This Agreement (including all attachments, exhibits, and amendments) is the final and complete understanding between the Parties concerning licensing the Licensed Rights. This Agreement supersedes any and all prior or contemporaneous negotiations, representations, and agreements, whether written or oral, concerning the Licensed Rights. However, the obligations of nonuse and nondisclosure for Confidential Information disclosed under the CDA and Option will survive according to the terms of those agreements. Confidential Information disclosed under this Agreement will be governed by the terms of this Agreement. This Agreement may not be modified in any manner, except by written agreement signed by an authorized representative of both Parties.

Neoleukin Therapeutics, Inc. / University of Washington Exclusive License Agreement UW CoMotion Ref. 44544A	Page 23 of 38

CONFIDENTIAL

13.22    Third Party Beneficiary.

13.22.1    HHMI is not a party to this Agreement and has no liability to any licensee, sublicensee, or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

13.22.2    Notwithstanding anything to the contrary in this Agreement, each Sublicensee is an intended third party beneficiary of this Agreement, but solely for purposes of enforcing Section 9.8 in its own name.

13.23    Counterparts. This Agreement may be executed in counterparts, each of which (including signature pages) will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile, scanned, or photocopied signature (and any signature duplicated in another similar manner) identical to the original will be considered an original signature.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives.

University of Washington		Neoleukin Therapeutics, Inc.

By:	/s/ Dennis Hanson	By:	/s/ Jonathan Drachman

Name:	Dennis Hanson	Name:	Jonathan Drachman

Title:	Associate Director, Innovation Development	Title:	CEO

Date:	7/8/2019	Date:	7/8/2019

Neoleukin Therapeutics, Inc. / University of Washington Exclusive License Agreement UW CoMotion Ref. 44544A	Page 24 of 38

CONFIDENTIAL

Exhibit A

Start-Up License Schedule

A1.    Licensed Rights:

A1.1	Licensed Patents:

[***]

A2.    Performance Milestones (Section 5.1 “Performance Milestones”): Company or Sublicensee will meet the following Performance Milestones:

A2.1	[***]
A2.1.1 Performance Milestone 1	[***]
A2.1.2 Performance Milestone 2	[***]
A2.1.3 Performance Milestone 3	[***]
A2.1.4 Performance Milestone 4	[***]
A2.1.5 Performance Milestone 5	[***]
A2.1.6 Performance Milestone 6	[***]

A2.2	[***]
A2.2.1 Performance Milestone 1	[***]
A2.2.2 Performance Milestone 2	[***]
A2.2.3 Performance Milestone 3	[***]
A2.2.4 Performance Milestone 4	[***]
A2.2.5 Performance Milestone 5	[***]
A2.2.6 Performance Milestone 6	[***]

Neoleukin Therapeutics, Inc. / University of Washington Exclusive License Agreement UW CoMotion Ref. 44544A	Page 25 of 38

CONFIDENTIAL

A2.3	Performance Milestone for Licensed Product that is an antagonist protein biologic
A2.3.1 Performance Milestone 1	[***]
A2.3.2 Performance Milestone 2	[***]
A2.3.3 Performance Milestone 3	[***]
A2.3.4 Performance Milestone 4	[***]
A2.3.5 Performance Milestone 5	[***]
A2.3.6 Performance Milestone 6	[***]

A3.    Payments (Section 6.1):

A3.1    Annual Maintenance Fee. Company will pay to University annual, non-creditable, maintenance fees of: [***] US dollars ($[***]) due on January 31st following the second anniversary of the Effective Date, [***] ($[***]) due on January 31st following the third anniversary of the Effective Date, and [***] ($[***]) due on January 31st following the fourth anniversary of the Effective Date and all subsequent January 31st thereafter; provided that no annual maintenance fee will be due in any year Company pays minimum annual royalties.

A3.2    Running Royalty Payments. Company will pay to University within [***] days after the last day of each calendar quarter during the term of this Agreement an amount equal to [***]% of Net Sales during such quarter as a running royalty payment. On a country-by-country basis, and a Licensed Product-by-Licensed Product basis, if in a country there is no Valid Claim that covers the Licensed Product, then the foregoing royalty rate shall be reduced by [***] percent ([***]%) with respect to Net Sales of such Licensed Product in such country.

A3.2.1    Third Party Royalties. If Company or its Sublicensees are required to pay royalties to a Third Party based on Company’s or such Sublicensee’s manufacture, use, offer for sale, sale or import of Licensed Product subject to one or more patents of such Third Party that create a total royalty burden for the Licensed Product of greater than [***] percent ([***]%) (such figure including the above running royalty to University), then the royalty Company pays to University may be reduced by the lesser of (i) [***] percent ([***]%) of the royalty otherwise due to the University absent of a Third Party royalty reduction, (ii) [***] percent ([***]%) of the royalty actually paid to the Third Party, or (iii) the percent Company may reduce such Third Party royalty by based on a royalty stacking provision for the same product. To qualify for this reduction the Third Party patent must be required for the manufacture, use, offer for sale, sale or import of the Licensed Product

A3.3    Minimum Annual Royalties. Company will pay minimum annual royalties for the term of this Agreement, to be creditable against running royalty payments for the preceding calendar year on a non-cumulative basis and to be due in full and payable on January 31st of each year beginning on January 31st of the year following the first commercial sale of a Licensed Product and continuing during the term of this Agreement according to the following schedule:

Neoleukin Therapeutics, Inc. / University of Washington Exclusive License Agreement UW CoMotion Ref. 44544A	Page 26 of 38

CONFIDENTIAL

Calendar Year	Minimum Annual Royalty
Year 1	$	[***]
Year 2	$	[***]
Year 3 and each year after	$	[***]

A3.3.1    If this Agreement is terminated prior to the payment of a minimum annual royalty in any given year the amount due for that minimum annual royalty payment will be prorated on the basis of the number of full quarters that have elapsed prior to termination since the last payment of a minimum annual royalty.

A3.4    Financial Milestones. Company will pay to University the following non-cumulative, non-creditable, and non-refundable milestone achievement payments within thirty (30) days of achieving the corresponding milestone, whether achieved by Company or a Sublicensee, for each distinct class of Licensed Product, i.e., first agonist, first antagonist, first [***] molecule:

Milestone
$[***]	Performance Milestone 3 in A2.1.3, A2.2.3, or A2.3.3
$[***]	Performance Milestone 4 in A2.1.4, A2.2.4, or A2.3.4
$[***]	Performance Milestone 5 in A2.1.5, A2.2.5, or A2.3.5
$[***]	Cumulative Net Sales of $[***]
$[***]	Cumulative Net Sales of $[***]

A3.5    Equity. In consideration for the rights granted to Company hereunder, within [***] days after the Effective Date, Company will issue to University a number of Shares equal to [***] percent ([***]%) of Company’s Fully-Diluted Shares as of the Effective Date, such Shares to be issued pursuant to the Stock Subscription Agreement attached hereto as Exhibit C; provided, however, that solely for purposes of this initial issuance of Shares, Company’s Fully-Diluted Shares shall exclude all then-outstanding convertible promissory notes issued by the Company. In addition, Company agrees to issue additional Shares to University sufficient to cause the University to own in aggregate [***] percent ([***]%) of Company’s Fully-Diluted Shares through such time as the Company has raised Qualified Financing; provided, however, that if Company closes an equity financing that would result in its cumulative equity capital raised being in excess of the Qualified Offering Proceeds, any such excess capital (and resulting dilution) will be ignored and the number of additional Shares to be issued to University will be calculated assuming Company had raised only such amount of equity capital as would result in its cumulative equity capital raised since incorporation being equal to the Qualified Offering Proceeds. Any such additional Shares will be issued as of or immediately after such closing.

Neoleukin Therapeutics, Inc. / University of Washington Exclusive License Agreement UW CoMotion Ref. 44544A	Page 27 of 38

CONFIDENTIAL

A3.5.1    Participation Rights. If the Company proposes to sell any equity securities or securities that are convertible into equity securities of the Company (collectively, “Equity Securities”), then the University and/or its Assignee (as defined below) will have the right to purchase up to [***] percent ([***]%) of the securities issued in each offering on the same terms and conditions as are offered to the other purchasers in each such financing. Company shall provide ten business days advanced written notice of each such financing, including reasonable detail regarding the terms and purchasers in the financing. If all Equity Securities that the University and/or its Assignee are entitled to purchase pursuant to this Subsection A3.5.1 are not elected to be purchased by the University and/or its Assignee during such ten business day period, the Company may offer the remaining unsubscribed portion of such Equity Securities to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in such written notice. The term “Assignee” means (a) any entity to which the University’s participation rights under this section have been assigned either by the University or another entity, or (b) any entity that is controlled by the University. Notwithstanding the foregoing, the foregoing participation rights shall not apply to the following: (i) the issuance or sale of Shares or options therefor, to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Company’s Board of Directors (the “Board”); (ii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities that are outstanding as of the date hereof; (iii) the issuance of securities in connection with a bona fide business acquisition by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, approved by the Board; (iv) the issuance of stock, warrants or other securities or rights pursuant to any equipment leasing arrangement or debt financing arrangement, which arrangement is approved by the Board and is primarily for non-equity financing purposes; (v) the issuance of stock, warrants or other securities or rights to persons or entities with which the Company has business relationships, provided such issuances are approved by the Board and are primarily for non-equity financing purposes; (vi) the issuance of Equity Securities that are specifically deemed (in a written instrument) not to be subject to the participation rights set forth in this Subsection A3.5.1 by the University and/or its Assignee; or (vii) the issuance of any other Equity Securities that are excluded from any right of first offer or participation right granted by the Company to any of its investors and set forth in an “Investors’ Rights Agreement” or any similar agreement at any time then-outstanding. In addition to the foregoing, this participation right shall not be applicable with respect to any Assignee in any subsequent offering of Equity Securities if (x) at the time of such offering, Assignee is not an “accredited investor,” as that term is then defined in Rule 501(a) of the Securities Act of 1933, as amended, and (y) such offering of Equity Securities is otherwise being offered only to accredited investors. This paragraph shall survive the termination of this Agreement.

A3.6    Sublicense Consideration. Within [***] days of the end of each calendar quarter during the term of this Agreement, Company will pay to University [***] percent ([***]%) of any Sublicense Consideration received by Company during such calendar quarter unless reduced by achievement of milestones by Company or its Sublicensees prior to execution of the particular Sublicense in accordance with the schedule below; provided that if the nature of the sublicense is a co-development agreement where Company remains involved in the funding and/or conduct of the development, then the percentage of Sublicense Consideration will be based on status of the molecular entity (agonist in A2.1, [***] molecule in A2.2, or antagonist in A2.3) at the time the Sublicense Consideration payment is received by Company. Determination of the relevant Performance Milestone having been achieved for the purposes of determining the Sublicense Consideration percentage shall be based on the milestones achieved by the most advanced molecular entity under development by Company that is the same type of molecular entity as the Licensed Product then in development for which Sublicense Consideration was received. A reduction of the percentage of Sublicense Consideration payable to University under this Agreement will be negotiated in good faith between the Parties where, in addition to the Sublicense of any rights granted to Company hereunder, Company or its Sublicensee also grants a Sublicensee a license under a Third Party’s intellectual property rights that are infringed by Licensed Product(s), and only to the extent that the total aggregate consideration for such combined license is treated as Sublicense Consideration.

Neoleukin Therapeutics, Inc. / University of Washington Exclusive License Agreement UW CoMotion Ref. 44544A	Page 28 of 38

CONFIDENTIAL

	Milestone Has Been Achieved at the Date of Execution of the Sublicense	Sublicense Consideration Percentage
A3.6.1	Production methods of GLP material established for Licensed Product (e.g. technology transfer documents)	[***]%
A3.6.2	Performance Milestone 1	[***]%
A3.6.3	Performance Milestone 2	[***]%
A3.6.4	Performance Milestone 3	[***]%
A3.6.5	Performance Milestone 4	[***]%
A3.6.6	Performance Milestone 5 or initiation of a registrational Phase 2 study	[***]%
A3.6.7	Performance Milestone 6	[***]%

A3.7    Acquisition Fee. University will be paid within [***] days of such Acquisition a fee (the “Acquisition Fee”) equal to (a) [***] percent ([***]%) of the Acquisition Consideration if [***] Performance Milestones have been achieved by Company or its Sublicensees, (b) [***] percent ([***]%) of the Acquisition Consideration if [***]Performance Milestone has been achieved by Company or its Sublicensees, (c) [***] percent ([***]%) of the Acquisition Consideration if [***] Performance Milestones have been achieved by Company or its Sublicensees, or (d) [***] percent ([***]%) of the Acquisition if (i) [***] or more Performance Milestones have been achieved by Company or its Sublicensees, or (ii) Company has raised Qualified Financing (for clarity, Qualified Financing may have occurred prior to the Effective Date) regardless of whether any Performance Milestones have been met. The Acquisition Fee otherwise due under this Section A3.7 will be reduced and offset by the amount of consideration attributable to University’s Shares under Section A3.5 “Equity” above. For this purpose, the consideration attributable to the Shares will be deemed to include all amounts paid at closing, placed in escrow, subject to earnout payments, or otherwise contemplated by the agreement relating to such Acquisition, to the extent such amounts are actually received by University. The Company will act in good faith and will not intentionally seek to avoid payment of or reduce the Acquisition Fee by raising capital or achieving other Performance Milestones specifically for that purpose.

A3.8    Patent Expense Payment. Company will pay, or reimburse University for paying, all Patent Expenses incurred prior to, on or after the Effective Date, within [***] days of its receipt of University’s invoice for such Patent Expenses. University reserves the right to request advance payments for certain Patent Expenses, at University’s discretion.

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A3.8.1    Notwithstanding Sections 4.2 and 4.3 of this Agreement, if at any time Company fails to provide advance payment when requested, University shall make patent filing, prosecution, and maintenance decisions, including choosing which countries to prosecute patents, in its sole discretion and Company shall have no rights to provide instruction or to take over patent prosecution. University shall reasonably consider input provided by Company, but have no obligation to act on such input.

Neoleukin Therapeutics, Inc. / University of Washington Exclusive License Agreement UW CoMotion Ref. 44544A	Page 30 of 38

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Exhibit B

Royalty Report Form

[Date]

[Company Name & Address]

License Number:
Reporting Period:	Report Due Date:

This report must be submitted regardless of whether royalties are owed.

Please do not leave any column blank. State all information requested below.

Product Description	Royalty Rate	Quantity/Net Sales	Royalty Due

Report Completed by: ____________________________________    Total Royalties Due: _____________________________________

Telephone Number: ______________________________________

If you have questions, please contact: ___________________________________

Please make check payable to: University of Washington

Neoleukin Therapeutics, Inc. / University of Washington Exclusive License Agreement UW CoMotion Ref. 44544A	Page 31 of 37

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Exhibit C

STOCK SUBSCRIPTION AGREEMENT

STOCK SUBSCRIPTION AGREEMENT, dated the date indicated below on the signature page hereof, by and between the Company and the University. If and when accepted by the Company, this Stock Subscription Agreement, when executed below, shall constitute a subscription for that number of shares of the Securities indicated on the attached Appendix A. All capitalized terms are defined on Appendix A.

INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual representations, warranties, covenants and agreements contained herein, Company and University hereby agree as follows:

1.    Representations and Warranties of the University. The University hereby represents and warrants to the Company as of the date of this Agreement as follows:

1.1    The University: (a) is an Accredited Investor as that term is defined in 17 CFR § 230.501(a); (b) has been furnished with all information deemed necessary by the University to evaluate the merits and risks of the Securities; (c) has had the opportunity to ask questions and receive answers concerning the Company and the Securities; and (d) has been given the opportunity to obtain any additional information necessary to verify the accuracy of any information obtained concerning the Company.

1.2    Ability to Bear Risk. The University is in a financial position to hold the Securities and is able to bear the economic risk and withstand a complete loss of the investment in the Securities.

1.3    Risk Factors. The University recognizes that the Securities as an investment involve an extremely high degree of risk. There can be no assurance that the Company will be able to meet its projected goals and the Company may need significant additional capital to be successful, which capital may not be readily available or available upon terms that are not substantially dilutive to the University. If provided, the University has reviewed the risk factors description provided by the Company.

1.4.    Sophistication. The University is a sophisticated investor, is able to fend for itself in the transactions contemplated by this Agreement, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Securities.

1.5.    Suitability. The investment in the Securities is suitable for the University based upon its investment objectives and financial needs, and the University has adequate net worth and means for providing for its current financial needs and contingencies and has no need for liquidity of investment with respect to the Securities.

1.6.    Overall Commitment to Illiquid Investments. The University’s overall commitment to investments which are illiquid or not readily marketable is not disproportionate to its net worth, and investment in the Securities will not cause such overall commitment to become excessive.

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1.7.    Restricted Securities. The University realizes that (i) none of the Securities have been registered under the Securities Act of 1933, as amended (the “Act”), (ii) the Securities are characterized under the Act as “restricted securities” and, therefore, cannot be sold or transferred unless they are subsequently registered under the Act or an exemption from such registration is available and (iii) there is presently no public market for the Securities and the University may not be able to liquidate his investment in the event of an emergency or pledge the Securities as collateral security for loans. In this connection, the University represents that it is familiar with Rule 144 promulgated under the Act, and understands the resale limitations imposed thereby and by the Act.

1.8.    Exemption Reliance. The University has been advised that the Securities are not being registered under the Act or the applicable state securities laws but are being offered and sold pursuant to exemptions from such laws. The University understands that the Company’s reliance on such exemptions is predicated in part upon the truth and accuracy of the University’s representations in this Agreement. The University represents and warrants that the Securities are being acquired for its own account, in fulfillment of its statutory mandate for the commercialization of research and economic development under RCW 28B.10.630, and without the intention of reselling, redistributing or transferring the same, that it has made no agreement with others regarding any of such Securities and that its financial condition is such that it is not likely that it will be necessary to dispose of any of such Securities in the foreseeable future.

2.    Covenants. The University agrees that:

2.1.    Transfer Restriction. The Securities for which the University hereby subscribes shall be assigned or transferred only in accordance with all applicable laws.

2.2.    Disposition of Securities. The University shall in no event make any disposition of all or any portion of the Securities which it is purchasing unless and until:

a.    There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

b.    (i) It shall have furnished the Company with an opinion of its own counsel to the effect that such disposition will not require registration of such shares under the Act, and (ii) such opinion of its counsel shall have been concurred in by counsel for the Company, such concurrence not to be unreasonably withheld or delayed, and the Company shall have advised the University of such concurrence; or

c.    The transfer shall comply with the applicable requirements of Rule 144 as promulgated under the Securities Act of 1933, as amended, or is otherwise exempt from the registration requirements of such act.

2.3.    No Revocation. The University may not cancel, terminate or revoke this subscription, and this subscription shall be binding upon its successors and assigns.

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2.4    Execution of Related Documents. The University agrees to execute other customary, investment-related agreements as proposed by Company and executed by other investors in Company that contain solely one or more of the following provisions:

•	General prohibition on transfer of the Securities

•	Right of first refusal on proposed transfer

•	Right of co-sale on proposed transfer

•	“Tag along, drag along” rights (both must be included)

•	Market “standoff” agreements up to one hundred eighty (180) days following an initial public offering provided, however, that such agreements do not discriminate against the University and do not contain any of the following provisions:

•	Rights to repurchase Securities owned by the University

•	Vesting requirements applicable to Securities owned by the University

•	Indemnification obligations by the University

•	Requirement to vote Securities owned by the University

•	Penalties on the University, or limitations on the University’s rights, as a result of the University’s failure to make follow-on investments

•	Any provision that would apply solely to the University (and not to all other persons who hold the same type and class of Securities as the University)

•	Confidentiality restrictions or limitations that purport to prevent the University from complying with applicable open records requirements.

3.    Issuance of Stock Certificate. Company agrees to issue and deliver to the University at the Treasury Office address provided in Appendix A a duly-executed stock certificate promptly (and in any case within 30 days) following the execution of this Agreement.

4.    Governing Law; Successors. The University agrees that this Subscription Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of Washington, that the rights, powers and duties set forth herein shall be binding upon the University, its successors and assigns, and shall inure to the benefit of its successors and assigns.

THE UNIVERSITY HAS BEEN ADVISED, PRIOR TO ITS PURCHASE OF THE SECURITIES, THAT NEITHER THE OFFERING OF THE SECURITIES NOR ANY OFFERING MATERIALS HAVE BEEN REVIEWED BY ANY ADMINISTRATOR UNDER THE ACT OR ANY OTHER APPLICABLE SECURITIES ACT (THE “ACTS”) AND THAT NONE OF THE SECURITIES HAVE BEEN REGISTERED UNDER ANY OF THE ACTS AND THEREFORE CANNOT BE RESOLD UNLESS THEY ARE REGISTERED UNDER THE ACTS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

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SIGNATURE PAGE

The University has completed this Agreement as of the date indicated below and understands that this subscription is subject to acceptance by the Company.

UNIVERSITY OF WASHINGTON	NEOLEUKIN THERAPEUTICS, INC.

By:	By:

Title:	Title:

Dated:	Dated:

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Appendix A

Defined Terms:

The following terms shall be defined as follows for purposes of this Agreement:

The term “Agreement” means this Subscription Agreement, when executed by the University and the Company.

The term “Notice” means, with respect to the University, the information required by an applicable section delivered personally, or by facsimile or electronic mail (provided such delivery is confirmed), or by a recognized overnight courier service or by United States mail, first-class, certified or registered, postage prepaid, return receipt requested, to the other Party at its address set forth below or to another address as a Party may designate by notice given pursuant to this article.

The term “Securities” means _________________ shares of the common stock, par value $0.00001 per share of the Company.

The term “Company” means Neoleukin Therapeutics, Inc.,a Delaware corporation.

The term “University” means University of Washington, a public institution of higher education and an agency of the state of Washington, acting through UW CoMotion.

Address for Delivery of Stock Certificate:

With a copy to:

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